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                                   EXHIBIT 1



        ATLAS CORPORATION                               NEWS RELEASE
        370 SEVENTEENTH STREET, SUITE 3140         NASDAQ BULLETIN BOARD
        DENVER, CO  80202                          OTC:  ATSP
        USA


                  ATLAS CORPORATION FILES PETITION FOR RELIEF
            UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE
                       _________________________________

DENVER, COLORADO SEPTEMBER 22, 1998 ATLAS CORPORATION announced that it has filed with the United States Bankruptcy Court for the District of Colorado a petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the Bankruptcy "Code"). The Company intends to continue to operate its business as a debtor-in-possession pursuant to the Code. Sender & Wasserman, P.C. represents the Company in this proceeding.
Subsidiaries of Atlas, Arisur Inc. and Cornerstone Industrial Minerals Corporation ("Cornerstone"), will continue to operate in the ordinary course of business.


A motion has been filed with the Court for approval of interim financing in the amount of $750,000 secured by Atlas' 61% ownership of Cornerstone. Subject to Court approval, it is anticipated that a cash tender offer will be made for all of the shares of Cornerstone. Separately, the Company will file a motion seeking approval of its intended acceptance of the tender offer for its entire interest in Cornerstone, which is expected to yield (less the interim financing) approximately $2.9 million to Atlas. It is anticipated that the financing will be approved by the first week of October 1998, and the sale of Cornerstone will be approved shortly thereafter.

Atlas intends to concentrate on its business plan as set forth in its 1997 Report to Shareholders. The key components of the plan include (1) additional development of the Andacaba Mine operated by Arisur Inc., a wholly owned subsidiary of Atlas which is producing lead, zinc, and silver in Bolivia, (2) divestiture of Cornerstone, (3) completion of a third party remediation agreement for the closure and final reclamation of the Moab Utah uranium millsite (4) divestiture of non-core assets, and (5) continued reduction of administrative costs. Approval of Atlas' reorganization is expected to result from the increased profitability of Arisur Inc. which would be achieved through the planned additional development and reduced general and administrative costs.


FOR FURTHER INFORMATION CONTACT:

GREGG B. SHAFTER, PRESIDENT  (303) 629-2440

BANKRUPTCY COUNSEL:  HARVEY SENDER, ESQ.  (303) 296-1999

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